Exhibit 4(ii)

EXCERPTS OF BYLAWS, AS AMENDED

“ARTICLE  I

Meetings of Stockholders

SECTION 1.  Annual Meeting.  The annual meeting of the stockholders of Urecoats Industries Inc. (hereinafter, the “Corporation”) for the election of directors and for the transaction of such other proper business shall be held on such date and at such time as may be fixed by the Board of Directors or if no date and time are so fixed on the fourth Tuesday in May of each year, at the office of the Corporation or at such other place, and at such hour as shall be designated by the Board of Directors, or, if no such time be fixed, then at 10:00 A.M.

SECTION 2.  Special Meetings.  Special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time by the Board of Directors or by the holder or holders of more than a majority of the outstanding shares of Common Stock entitled to vote at such meeting.

SECTION 3.  Notice of Meetings.  Written notice of each meeting of the stockholders, which shall state the place, date and hour of the meeting and the purpose or purposes for which it is called, shall be given not less than ten nor more than sixty days before the date of such meeting to each stockholder entitled to vote at such meeting, and, if mailed, it shall be deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.  Any such notice for any meeting other than the annual meeting shall indicate that it is being issued at the direction of the Board.  Whenever notice is required to be given, a written waiver thereof signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  When a meeting is adjourned to another time or place, notice need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 4.  Quorum.  At any meeting of the stockholders the holders of the majority of the shares, issued and outstanding and entitled to vote, shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business.  In the absence of a quorum, the holders of a majority of the shares present in person or represented by proxy and entitled to vote may adjourn the meeting from time to time.  At any such adjourned meeting at which a quorum may be present, the Corporation may transact any business which might have been transacted at the original meeting.

SECTION 5.  Organization.  At each meeting of the stockholders, the Chairman of the Board, or in his absence or inability to act, the President or, in his absence or inability to act, a Vice President or, in his absence of inability to act, any person chosen by the majority of those stockholders present in person or represented by proxy shall act as chairman of the meeting.  The Secretary or, in his absence or inability to act, any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof.

SECTION 7.  Voting.  Unless otherwise provided in the Certificate of Incorporation, and subject to statute, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder:

(a)  on the date fixed pursuant to the provisions of Section 5 of Article V of these By-laws as the record date for the determination of the stockholders to be entitled to notice of or to vote at such meeting; or

(b)  if no record date is fixed, then at the close of business on the day next preceding the day on which  notice is given.

Each stockholder entitled to vote at any meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy.  Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated in the order of business for so delivering such proxies.  Except as otherwise required by statute, the Certificate of Incorporation or these By-laws, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders.  Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question other than the election of directors need not be by ballot.  On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy if there be such proxy, and shall state the number of shares voted.

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